DUFF & PHELPS
311 SOUTH WACKER, SUITE 4200 • CHICAGO, ILLINOIS 60606 • PHONE (312) 697-4600 • FAX (312) 697-0114

The information contained herein is of a confidential nature and is intended for the exclusive use of the persons or firm to whom it is furnished by us.
Reproduction, publication, or dissemination of portions hereof may not be made without prior approval of Duff & Phelps, LLC.

Presentation to the Special Committee of The Steak n Shake Company

July [ ], 2009 - DRAFT

I.

Executive Summary

II.

Valuation of Restaurant Operations

III.

Valuation of Joint Venture

IV.

Valuation of Marketable Securities and Investment Arms

V.

Conclusion

            Table of Contents

The following pages contain material (the “Analysis”) that is being provided by Duff & Phelps, LLC (“Duff & Phelps”) to the Special
Committee (the “Special Committee”) of Steak n Shake Company (“Steak n Shake”) in the context of a meeting held to consider a proposed transaction involving the potential acquisition of Western Sizzlin Corporation (“WEST” or the “Company”). The Proposed
Transaction is herein defined as the “Proposed Transaction”.  The accompanying material was compiled or prepared on a confidential basis for the sole use of the Special Committee.

The information utilized in preparing this presentation was obtained from the Company, Steak n Shake, and public sources. Any estimates and projections contained herein have been prepared by the senior management of the Company and involve numerous and significant subjective determinations, which may or may not prove to be correct.  No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past or the future. Duff & Phelps did not attempt to independently verify such information.

These materials are not intended to represent an opinion but rather to serve as discussion materials for the Special Committee to review.

Our results would not i) address the merits of the underlying business decision of the Special Committee to enter into the Proposed Transaction; ii) constitute a recommendation to Steak n Shake, the Special Committee or any committee thereof, the stockholders of Steak n Shake or WEST, or any other person as to how such person should vote or as to any other specific action that should be taken in connection with the Proposed Transaction; and iii) create any fiduciary duty on Duff & Phelps’s part to any party.

Because this material was prepared for use in the context of a presentation to the Special Committee, which is familiar with the business and affairs of WEST, neither Steak n Shake, the Company nor Duff & Phelps, nor any of their respective legal or financial advisors or accountants take any responsibility for the accuracy or completeness of any of the material if used by persons other than the Special Committee.

No selected company or selected transaction used in our analysis is directly comparable to the Company or the Proposed Transaction.

            Disclaimer

I.                            Executive Summary

Purpose of Engagement

Duff & Phelps has been engaged by Steak n Shake to serve as independent financial advisor to the Special Committee and to provide a valuation of WEST (the “Opinion”) to the Special Committee, including a break-up analysis and valuation of the following assets:

Restaurant operations

50.5% controlling interest in Mustang Capital Advisors, LP and 51% controlling interest in its general partner, Mustang Capital
Management, LLC

Shares of stock in ITEX Corporation

Western Real Estate, L.P. and underlying value of 23 acres of real property located in Bexar County, Texas

Shares of common stock in Steak n Shake

Valuation of potential synergies and cost savings resulting from the Proposed Transaction

Executive Summary

Executive Summary (continued)

Summary of Due Diligence

In connection with this analysis, Duff & Phelps has made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances.  Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular.  Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of our analysis included, but were not limited to, the items summarized below:

Discussed the operations, financial condition, future prospects and projected operations and performance of the Company with the management of the Company;

Reviewed certain publicly available financial statements and other business and financial information of the Company;

Reviewed certain internal financial statements and other financial and operating data concerning the Company, which the
Company has identified as being the most current financial statements available;

Reviewed certain financial forecasts prepared by the management of the Company;

Reviewed the historical trading price and trading volume of the Company’s Common Stock, Steak n Shake’s Common Stock, and
the publicly traded securities of certain other companies that we deemed relevant;

Reviewed M&A transactions of companies that we deemed relevant;

Reviewed potential cost savings and synergies from the Proposed Transaction with the management of Steak n Shake;

Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with those of certain other publicly traded companies that we deemed relevant; and

Conducted such other analyses and considered such other factors as we deemed appropriate.

Executive Summary (continued)

Assumptions, Qualifications and Limiting Conditions

In performing its analyses with respect to the Proposed Transaction, Duff & Phelps, with your consent:

Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;

Assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same;

Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

Assumed that information supplied to Duff & Phelps are substantially accurate; and

Assumed, based on information provided by management of the Company, that the net operating loss (“NOL”) of the Company is available, subject to Internal Revenue Code Section 382 limitations, to provide future tax benefits by offsetting taxable income through carryforwards of the NOL.

In our analysis and in connection with the preparation of this analysis, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved with the Opinion.  To the extent that any of the foregoing assumptions or any of the facts on which this analysis is based prove to be untrue in any material respect, this analysis cannot and should not be relied upon.

Duff & Phelps did not make any independent evaluation, appraisal or physical inspection of the Company’s solvency or of any specific assets or liabilities (contingent or otherwise).  This valuation should not be construed as a fairness opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice.

In addition, Duff & Phelps is not expressing any opinion as to the market price or value of Steak n Shake common stock or the
Company’s common stock after announcement of the Proposed Transaction.  Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

Western Sizzlin Corporation – Business Overview

WEST is a holding company whose subsidiaries include Western Sizzlin Franchise Corporation, Western Sizzlin Stores, Inc., Western
Investments, Inc., Western Properties, Inc., and Western Mustang Holdings LLC.

Restaurant Operations

The primary business operations of WEST take place through Western Sizzlin Franchise Corporation and Western Sizzlin Store, Inc.
These two companies franchise and operate 106 restaurants in 19 states (as illustrated in the graph below.)  This includes 100 franchise restaurants, five Company-owned restaurants, and one joint venture restaurant.  Currently, the Company operates the following concepts: Western Sizzlin, Western Sizzlin Wood Grill, Great American Steak & Buffet, and Quincy Steakhouse.

Executive Summary (continued)

WEST’s goal is to provide customers with excellent
price to value options.  The restaurants have two
American style offerings.  The first is the family style
steakhouse and the second is the full line buffet,
with traditional home-cooking style offerings.

The average franchise agreement has a 20-year
term, with one ten-year renewal option.  Franchisees
are responsible for selecting the location for their
restaurant, and the location is subject to approval
from WEST.  Franchisees are also required to
purchase proprietary products from WEST, but are
not required to purchase food from WEST’s
suppliers.

Restaurant Locations and Store Counts

Source: Company Management and SEC filings.

Western Sizzlin Corporation – Business Overview (continued)

Western Investments, Inc.

Founded in April 2007, Western Investments, Inc., serves as the general partner of Western Acquisitions LP.  Western Acquisitions LP operates as a private investment fund, Mr. Sardar Biglari, CEO of WEST, acts as the portfolio manager to the fund. As of March 31,
2009, Western Investments owned 85.1% of Western Acquisitions LP.

During the third quarter of 2007, WEST contributed cash and its investment in the common stock of Steak n Shake holdings to
Western Investments, which was then transferred to Western Acquisitions.  As of March 31, 2009, Western Acquisitions owned
1,553,545 shares of The Steak n Shake’s common stock (approximately 5.4% ownership.)

Western Properties, Inc.

Western Properties, Inc. serves as the general partner of Western Real Estate, LP, which was founded on December 13, 2007.
Western Real Estate, LP operates as a private real estate investment fund and currently owns approximately 23 acres of undeveloped land in Bexar County, Texas purchased for $3.7 million in December 2007.

Western Mustang Holdings LLC

On July 9, 2008, the Company acquired a 50.5% controlling interest in Mustang Capital Advisors, LP and a 51.0% controlling interest in its general partner Mustang Capital Management, LLC through Western Mustang Holdings, LLC.  The interests were acquired for a purchase price of $1.25 million.

Executive Summary (continued)

Western Sizzlin Corp. Historical Performance Summary Table						
($000s)						
						LTM
	12/31/2004	12/31/2005	12/31/2006	12/31/2007	12/31/2008	6/30/2009
Total Revenue	$21,707.8	$19,372.1	$17,405.9	$17,257.6	$17,204.7	$17,053.1
Revenue Growth	3.8%	-10.8%	-10.2%	-0.8%	-0.3%	NA%
EBITDA	$2,382.7	$2,001.9	$2,126.8	$2,154.6	$1,440.7	$2,040.8
EBITDA Margin	10.9%	10.3%	12.2%	12.5%	8.4%	12.0%
Store Count:						
Franchised	147	135	123	116	104	100
Company-owned	7	5	5	5	5	5
Joint venture	0	0	1	1	1	1
Total	154	140	129	122	110	106

DUFF & PHELPS

DRAFT

Western Sizzlin Corporation – Business Overview (continued)

The table below summarizes WEST’s historical revenue, EBITDA and store count.

In the last five fiscal years, approximately 43 franchise stores and 2 Company-owned stores have closed. The Company has indicated
that the store closures were primarily due to underperformance and poor locations.

The Company expects additional closures of underperforming Western Sizzlin stores, especially stores with revenue less than $1 million. Additionally, the Company intends to open more Wood Grill franchises as this restaurant concept has been more successful than traditional Western Sizzlin stores. The Company also receives a higher royalty rate from its Wood Grill franchises than it does for its Western Sizzlin franchises.

Executive Summary (continued)

Note: LTM includes EBITDA from Restaurant Operations only.

Source: SEC Filings and internal financial statements.

$20.00
$18.00
$16.00
$14.00
$12.00
$10.00
$8.00
$6.00
A
B
C
D
E
F
1/3/2008
2/3/2008
3/3/2008
4/3/2008
5/3/2008
6/3/2008
7/3/2008
8/3/2008
9/3/2008
10/3/2008
11/3/2008
12/3/2008
1/3/2009
2/3/2009
3/3/2009
4/3/2009
5/3/2009
6/3/2009
7/3/2009

DUFF & PHELPS

DRAFT

Annotated Stock Chart – January 1, 2008 to July 27, 2009

Executive Summary (continued)

Western Sizzlin Corporation – Annotated Stock Chart

A.

February 25, 2008 - Western Sizzlin changed its primary
listing to NASDAQ from OTCBB.

B.

March 26, 2008 - Western Sizzlin signed a term sheet to
acquire a 50.5% stake in Mustang Capital Advisors, LP
from John K.H. Linnartz for $1.25 million.

C.

April 16, 2008 - Western Sizzlin Corp. reported financial
results for the full year ended December 31, 2007. For
the period, the Company reported net loss of $243,629
or $0.13 per basic and diluted share on total revenues
of $17,257,613 against net income of $274,339 or
$0.23 per basic and diluted share on total revenues of
$17,403,940 for the same period a year ago.

D.

May 13, 2008 - Western Sizzlin Corporation completed
the tender offer of 0.87 million shares of ITEX
Corporation for $0.94 million.

E.

June 24, 2008 - The Board of Directors of Western
Sizzlin approved a stock repurchase program providing
for the repurchase of up to 500,000 shares of the
Company’s common stock. The timing, price and
volume of purchases will be determined by
management, based on market conditions, relevant
securities laws and other factors.

F.

October 17, 2008 - Western Sizzlin announced that it
has terminated its exchange offer for up to 680,500
shares of Jack in the Box Inc. as result of a regulatory
compliance condition.

WEST Share Price – July 28, 2008 to July 27, 2009

7/28/2008
8/28/2008
9/28/2008
10/28/2008
11/28/2008
12/28/2008
1/28/2009
2/28/2009
3/28/2009
4/28/2009
5/28/2009
6/28/2009

WEST Daily Trading Volume – July 28, 2008 to July 27, 2009

7/28/2008
8/28/2008
9/28/2008
10/28/2008
11/28/2008
12/28/2008
1/28/2009
2/28/2009
3/28/2009
4/28/2009
5/28/2009
6/28/2009

DUFF & PHELPS

DRAFT

Stock Price and Volume

WEST’s share price has
increased substantially since
March 2009. The share price
reached a 52-week low of $6.40
on March 4, 2009 and then
increased to a 52-week high of
$16.19 on May 4, 2009 before
ending at $13.35 on July 27,
2009.

WEST’s shares are thinly traded:

A median of 1,050 shares
were exchanged per trading
day (i.e. 0.04% of total
shares) over the last 180 days
as of July 27, 2009.

A median of 413 shares were
exchanged per trading day
(i.e. 0.01% of total shares)
over the last 90 days as of
July 27, 2009.

A median of only 150 shares
were exchanged per trading
day (i.e. 0.01% of total
shares) over the last 30 days
as of July 27, 2009.

Executive Summary (continued)

Equity Valuation Summary			
($000s)	Indicative Value Range		
Discounted Cash Flow Analysis	$10,600	$11,100	$12,200
Selected Public Company Analysis	9,600	10,650	11,700
Enterprise Value Range of Restaurant Operations	**$10,100**	**$10,900**	**$12,000**
Plus: Present Value of Proceeds from Joint Venture Payout	432	432	432
Plus: Marketable Securities	1,089	1,089	1,089
Plus: Value of Western Properties, Inc.	3,830	4,310	4,790
Plus: Net Asset Value of Western Investments, Inc.	13,807	13,807	13,807
Plus: Net Asset Value of Western Mustang Holdings LLC	520	635	750
Plus: Cash [1]	1,241	1,241	1,241
Plus: Notes Receivable [1]	628	628	628
Plus: PV of Tax Benefit of Amortization	-	188	375
Plus: PV of NOL Tax Benefit	-	217	433
Less: Total Debt [1]	(3,074)	(3,074)	(3,074)
Less: Linnartz Purchase Obligation [2]	(479)	(479)	(479)
Aggregate Equity Value (rounded)	$28,000	$30,000	$32,000
Shares Outstanding (in 000s as of 6.30.2009) [3]		2,833	
Equity Value per Share	$9.90	$10.60	$11.30
Value of Synergies	4,100	4,600	5,100
Value of Synergies per Share	**$1.45**	**$1.62**	**$1.80**
Equity Value (plus Synergies) per Share	$11.30	$12.20	$13.10

[1] Balance as of 6.30.2009.

[2] Represents the cash portion of the Linnartz Purchase Obligation that was created from the acquisition of Mustang Capital Advisors, LP and is a liability of WEST.

[3] Fully diluted shares outstanding as of 6.30.2009.

DUFF & PHELPS

DRAFT

Summary of Conclusion

As shown in the table on the
right, we conclude that the range
of stock prices for Western Sizzlin
Corporation is  $9.90 to $11.30
per share excluding synergies and
$11.30 to $13.10 per share
including synergies.

Executive Summary (continued)

II.                          Valuation of Restaurant Operations

Discounted Cash Flow Analysis Overview

Duff & Phelps performed a discounted cash flow analysis of the projected free cash flows of the restaurant operations of the Company.

Free cash flow is defined as cash generated by the business that is available to either reinvest or to distribute to security holders.

The projected free cash flows are discounted to the present using a discount rate which reflects the relative risk associated with these cash flows.  The discount rate is equivalent to the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles.

Beyond the projection period, Duff & Phelps estimated the “terminal value” of the restaurant operations of the Company by utilizing a commonly-used perpetuity formula.
This terminal value is equivalent to the present value of all cash flows beyond the projection period.

Discounted Cash Flow Analysis Applied to the Restaurant Operations of the Company

The Company provided Duff & Phelps with a forecast for the years ending December 31, 2009 through 2014.

Terminal value is calculated by applying a commonly accepted perpetuity formula.

Based on projections from the Company, Duff & Phelps estimated a normalized level of capital expenditures for the restaurant operations to be approximately 0.2% of annual revenue per year.

Duff & Phelps discounted the resulting free cash flows and terminal value using a weighted average cost of capital range of 14.75% to 16.75%.

Discounted Cash Flow Analysis

Discounted Cash Flow Analysis

[illegible]

	[illegible]	[illegible][1]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	2018E	[illegible]
Total Revenue	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	$21,816	[illegible]
Growth	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	2.6%	
EBITDA	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	2,740	[illegible]
EBITDA Margin	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	12.6%	
			[illegible]										
Earnings Before Interest Taxes			[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	$2,703	
Pro Forma Cash Taxes @ [illegible]			[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	(1,027)	
Net Operating Profit After Tax			[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	1,676	
Depreciation			[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	36	
Capital Expenditures			[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	(59)	
(Increase) Decrease in Working Capital			[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	(11)	
Free Cash Flow			[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	1,663	
Terminal Growth Rate			[illegible]	[illegible]	[illegible]								
Weighted Average Cost of Capital			[illegible]	[illegible]	[illegible]								
Concluded Enterprise Value Range			$10,600	$11,100	$12,200								

[1] [illegible]

DUFF & PHELPS

DRAFT

Discounted Cash Flow Summary

The discounted cash flow analysis results in an estimated enterprise value range of $10.6 million to $12.2 million.

Discounted Cash Flow Analysis (continued)

Selected Public Company Analysis — Methodology

Duff & Phelps reviewed the current trading multiples of eight publicly traded casual dining restaurants determined to be relevant to its analysis. Duff & Phelps analyzed the LTM and projected EBITDA for each of the publicly traded companies. Duff & Phelps then analyzed the peer group’s trading multiples of enterprise value to their respective EBITDA and revenue.
Enterprise value is calculated as the sum of the equity capitalization (shares outstanding multiplied by the current stock price) and net indebtedness.

We selected the following eight publicly traded restaurant companies:  Famous Dave’s of
America Inc., Frish’s Restaurants Inc., Luby’s Inc., Mexican Restaurants Inc., Nathan’s Famous
Inc., O’Charley’s Inc., Rubio’s Restaurants Inc., and Star Buffet Inc.

Selected M&A Transaction Analysis — Methodology

Duff & Phelps selected merger and acquisition transactions involving target companies that Duff
& Phelps determined to be relevant to its analysis. Duff & Phelps computed the LTM EBITDA for each of the target companies (where publicly disclosed).  Duff & Phelps then calculated the implied enterprise value for each transaction to the target’s respective EBITDA and revenue.

Duff & Phelps selected 17 precedent transactions.

Selected Public Company / M&A Transaction Analysis

SELECTED PUBLIC COMPANY ANALYSIS

($ in millions)

Company Information	Market Data			EBITDA Growth				EBITDA Margin			Enterprise Value as a Multiple of			
Company Name	Stock Price on 7/27/09	% of 52-Wk High	EV	3-Yr CAGR	LTM	2009	2010	LTM	2009	2010	LTM EBITDA	2009 EBITDA	2010 EBITDA	LTM Revenue
Famous Dave's of America Inc.	$6.00	55.9%	$79	4.2%	-9.4%	NA	NM	11.0%	NM	NM	5.2x	NM	NM	0.56x
Frisch's Restaurants Inc.	30.79	96.7	188	-0.9	-1.1	NA	NM	9.4	NM	NM	6.6	NM	NM	0.63
Luby's Inc.	4.51	53.1	113	-22.6	-62.7	-53.4%	68.8%	3.1	2.5%	4.2%	11.9	15.1x	9.0x	0.37
Mexican Restaurants Inc.	3.10	54.9	16	-19.0	-14.1	NA	NM	4.9	NM	NM	3.9	NM	NM	0.19
Nathan's Famous Inc.	12.61	78.6	42	14.5	1.2	NA	NM	15.1	NM	NM	5.0	NM	NM	[illegible]
O'Charley's Inc.	10.45	85.0	354	-7.6	-10.5	-9.0	16.0	7.1	6.3	7.2	5.4	6.3	5.4	0.30
Rubio's Restaurants Inc.	5.90	90.0	54	6.4	27.9	23.3	15.2	6.7	6.6	6.0	4.4	4.3	3.7	0.29
Star Buffet Inc.	3.27	72.7	24	4.1	NM	NA	NM	6.1	NM	NM	4.2	NM	NM	0.26
Western Sizzlin Corp.*	13.35	82.5												
Mean		73.5%	$109	-2.7%	-10.9%	-13.3%	33.3%	7.9%	5.1%	6.1%	5.9x	8.5x	6.0x	0.45x
Median		75.7%	$67	1.0%	-9.4%	-9.0%	16.0%	6.9%	6.3%	6.0%	5.3x	6.3x	5.4x	0.30x

LTM = Latest Twelve Months

CAGR = Compounded Annual Growth Rate

Enterprise Value = (Market Value of Equity + Intrinsic Value of Management Options + Total Debt + Preferred Stock + Capitalized Rent Expense) - (Cash + Non-Operating Assets)

EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization

Source: Bloomberg, Capital IQ, SEC filings

DUFF & PHELPS

DRAFT

Selected Public Company / M&A Transaction Analysis (continued)

[redacted]

SELECTED TRANSACTION ANALYSIS

($ in millions)

Announced	Target Name	Target Business Description	Acquirer Name	Enterprise Value	LTM Revenue	LTM EBITDA	EBITDA Margin	LTM EBITDA Growth	EV / Revenue	EV / EBITDA	Control Premium
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]

	EBITDA Margin	LTM EBITDA Growth	EV / Revenue	EV / EBITDA	Control Premium
High	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
Low	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
Mean	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
Median	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]

Source: [illegible]

DUFF & PHELPS

DRAFT

Selected Public Company / M&A Transaction Analysis (continued)

Selected Public Company / M&A Transaction Analysis - WEST

($mm)

	Enterprise Valuation Multiples				Valuation Summary					
Metric	Public Company Range			Public Company Median	M&A Transactions Median	Selected Multiple Range			Company Performance	Enterprise Value Range		
LTM EBITDA [1]	3.9x	-	11.5x	5.3x	10.5x	5.0x	-	6.0x	$2,041	$10,204	-	$12,244
2009P EBITDA	4.3x	-	15.1x	6.3x	NA	4.5x	-	5.5x	$2,136	$9,614	-	$11,750
2010P EBITDA	3.7x	-	9.8x	5.4x	NA	4.0x	-	5.0x	$2,227	$8,906	-	$11,133

Concluded Enterprise Value Range: $9,600 - $11,700

[1] LTM as of 6/30/2009.

DUFF & PHELPS

DRAFT

Selected Public Company / Transaction Analysis Summary

In selecting valuation multiples for the restaurant operations of the Company, we took into consideration a variety of factors including: size, business mix, profitability, growth and business model.

Based on the selected multiples presented in the table below, Duff & Phelps estimated an enterprise value range of $9.6 million to $11.7 million.

Selected Public Company / M&A Transaction Analysis (continued)

None of the companies utilized
for comparative purposes in the
following analysis are, of
course, identical to the
restaurant operations of the
Company.  Accordingly, a
complete valuation analysis
cannot be limited to a
quantitative review of the
selected companies and
involves complex considerations
and judgments concerning
differences in financial and
operating characteristics of such
companies, as well as other
factors that could affect their
value relative to that of the
restaurant operations
of the Company.

None of the transactions
utilized for comparative
purposes in the following
analysis are, of course, identical
to the Proposed Transaction.
Accordingly, a complete
valuation analysis cannot be
limited to a quantitative review
of the selected transactions and
involves complex considerations
and judgments.

Synergies			
($000s)			
		Selected Multiple Range	Value Range of Synergies
Projected Synergies	$1,018	4.0x - 5.0x	$4,100 - $5,100

DUFF&PHELPS

DRAFT

Synergies Summary

$1.3 million of annual synergies / cost savings from the Proposed Transaction were provided by
WEST. Based on a review of these synergies with management of Steak n Shake, projected synergies utilized for purposes of this analysis were approximately $1.0 million annually.

In determining the value of the synergies, we applied a multiple range of 4.0x to 5.0x to projected annual synergies.

Duff & Phelps estimated a value range for the synergies of  $4.1 million to $5.1 million.

Synergies

III.                        Valuation of Joint Venture

Joint Venture - Summary	
($000s)	
Capital Contribution	$600
Principal Paydown	533
	1,133
WEST ownership of Joint Venture	50%
Payout attributable to WEST	$566
Taxes on gains from sale	101
Net Payout at December 31, 2009	$465
Present Value of Payout	**$432**

DUFF & PHELPS

DRAFT

Joint Venture Valuation Summary

The payout to WEST on December 31, 2009 includes 50% of the after-tax present value of the capital contributions and the principal reduction of indebtedness secured by the land or the building.  The calculation is summarized in the table below.

Join Venture Payout:

The Operating Agreement of the
Great American Partners, LLC joint
venture (the “Operating
Agreement”), in which the Company
has a 50% ownership interest,
includes a buy/sell agreement ..

The buy/sell agreement states that in
a change of control, bankruptcy or
event causing dissolution, liquidation
or termination of the joint venture, or
after five years of the opening of the
joint venture restaurant, either
member may choose to discontinue
its business relationship.

In valuing the joint venture, we
assumed that a change of control
transaction would occur on December
31, 2009. We calculated the payout
by following the guidelines of the
operating agreement which state that
the value of the joint venture upon
dissolution of the business
relationship would be the total
capital contribution of each member
plus any principal reduction of
indebtedness secured by the land
or the building. This value
is summarized on the right.

Valuation of Joint Venture

IV.                       Valuation of Marketable Securities & Investment Arms

Marketable Securities					
($000s except per share amounts)					
		Per Share			
Holdings	Shares Held 6.30.09	Current Price	Market Value	Discount for Lack of Marketability	Market Value Post Discounts
Good Times Restaurants	1	$1.37	$1	4%	$1
ITEX Corp. [1]	1,704	$0.70	$1,193	10%	$1,074
Jack in the Box	0	$23.22	$2	4%	$2
Precision Auto Care	60	$0.21	$13	4%	$13
Total of Equity Positions	1,765		$1,209		$1,089

[1] Western Sizzlin owns approximately 10% of outstanding ITEX Corp. common stock.

DUFF & PHELPS

DRAFT

Summary of Marketable Securities

The Marketable Securities held by WEST were valued by marking-to-market the publicly traded equity securities.

As WEST owns approximately 10% of the outstanding shares of ITEX common stock, a 10%
discount for lack of marketability was applied.

Valuation of Marketable Securities

As shown in the table on the
right, the value of the Marketable
Securities held by WEST is $1.1
million.

Summary of Valuation Methodology of Western Properties, Inc.

Duff & Phelps appraised the market value of a vacant tract of land located along the east side of
I-10, just north of Loop 1604 in San Antonio, Texas.  The land consists of approximately 23 gross acres, and based on information provided by WEST, approximately 11 acres are presently developable.  The lost acreage is attributable to sloping terrain and flood plain issues.  The land has an excellent location and is directly across I-10 from Six Flags Fiesta Texas and the Resort at la Cantera Golf Club development.  The neighborhood is also popular for corporate campuses, major shopping centers and upscale single family residential communities.

The subject site is zoned C-3, Commercial Gateway Corridor and may be developed with a variety of commercial uses.  The site has excellent frontage along the northbound I-10 frontage road, but access is considered to be only average as northbound traffic on I-10 must exit prior to Loop 1604 in order to access the property.  Similarly, southbound traffic on I-10 must exit to the Loop 1604 frontage road past the property, loop under the interchange of the two freeways and proceed back to the northbound I-10 frontage road in order to access the property.

The scope of work includes the valuation of the vacant land only and specifically does not consider any improvements, such as outdoor advertising signboards. The sales comparison approach was utilized to value the land. This is the only applicable method.  This technique compares the subject tract to other comparable vacant land parcels that have recently sold or are currently listed for sale. Local active brokers, appraisers and developers were interviewed and their comments were considered to develop an opinion of market value.  The effective date of value is July 15, 2009.

Valuation of Western Properties, Inc.

The bullets on the right describe
the process used by Duff &
Phelps to value the 23 acres of
land, held by Western Properties,
Inc. in San Antonio Texas.

Valuation Summary of Western Properties, Inc.

Based upon comparative analysis and considering the comments of local market participants, the estimate of the current market value range for the subject site is from $8.00 to $10.00 per square foot of net useable land area, or from $3,830,000 to $4,790,000.  This range is slightly above the $3,745,152 paid for property in December 2007 and considered reasonable given that the owner has negotiated and secured an additional acre of developable site area since the original purchase.

There have been no significant land transactions in the area for comparable property since the first quarter of 2008.  The ongoing recession and credit crisis have created a pause in real estate development activity and, therefore, there are no recent transactions available to gauge the impact upon property values.  It is our opinion that the impact on land values in San Antonio has been minimal thus far and that the subject neighborhood will be at the forefront of new development activity once the credit crisis is resolved and the recession abates.

Valuation of Western Properties, Inc. (continued)

Based on our analysis, the value
of Western Properties, Inc. is
between $3.8 million and $4.8
million

Western Acquisitions, LP			
($000s except per share amounts)			
		Per Share	
Holdings	Shares Held 6.30.09	Current Price	Market Value
Emerson Radio Corp.	121	$0.72	$87
Steak n Shake [1]	1,554	$10.32	$16,033
Total of Equity Positions	1,674		$16,119

[1] Steak n Shake market cap as of 7.23.2009 is $295.5 million. Western Acquisitions, LP ownership represents 5.4% of total market capitalization.

Western Acquisitions, LP - Valuation Summary	
($000s)	
Marketable Securities (85.11% ownership of underlying securities)	$13,719
Plus: Cash [1]	2
Plus: Other Net Assets [1]	86
Net Asset Value - Western Acquisitions, LP	**$13,807**

[1] Represents Western Sizzlin Corp.'s residual economic interest in Western Acquisitions, LP.

DUFF & PHELPS

DRAFT

Summary of Western Acquisitions, LP

In order to value WEST’s interest in Western Acquisitions, LP, Duff & Phelps marked-to-market the publicly traded equity securities held by Western Acquisitions, LP.

The stock prices used in the mark-to-market analysis are closing prices as of July 24, 2009.

Since WEST owns approximately 85% of Western Acquisitions, we multiplied the mark-to-
market equity values by 85% in order to determine the equity value applicable to WEST. To that value, we added cash and other net assets to arrive at a Net Asset Value for Western
Acquisitions, LP as summarized in the table below.

Valuation of Western Investments, Inc.

As shown in the second table on
the right, the value of Western
Acquisitions, LP of $13.8 million.

Mustang Capital Partners I, LP						
[illegible]						
Portfolio Holdings	Ticker	Shares Held [illegible]	Per Share: Current Price [illegible]	Market Value	Discount For Lack of Marketability	Market Value Post Discount
[illegible]	[illegible]	15	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	40	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	25	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	15	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	44	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	8	$7.77	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	40	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	44	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	15	[illegible]	[illegible]	[illegible]	[illegible]
Total of Equity Positions		657		$5,923		$5,814

* [illegible]

Mustang Capital Partners II, LP						
[illegible]						
Portfolio Holdings	Ticker	Shares Held [illegible]	Per Share: Current Price [illegible]	Market Value	Discount For Lack of Marketability	Market Value Post Discount
[illegible]	[illegible]	7	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	55	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	8	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	5	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	11	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	35	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	8	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	8	$7.77	[illegible]	[illegible]	[illegible]
Total of Equity Positions		204		$2,152		$2,152

DUFF & PHELPS

DRAFT

Summary of Mustang Capital Partners I, LP and Mustang Capital Partners II, LP

In order to account for Mustang Capital Partners I, LP holding a large block of stock for O I
Corp., a 10% discount for lack of marketability was applied.

The stock prices used in the mark-to-market analysis are closing prices as of July 24, 2009.

Steps to Value Mustang Capital
Advisors, LP

In order to value Mustang Capital
Advisors, LP, Duff & Phelps used two
steps:

Step I

Mustang Capital Partners I, LP and
Mustang Capital Partners II, LP were
valued by marking-to-market the
publicly traded equity securities held
in the respective portfolios.

Managed Accounts on the basis of a
multiple of AUM by analyzing
selected public company asset
managers.

The portfolio values of 100% Mustang
Capital Partners I, LP and 100% of
Mustang Capital Partners II, LP are
summarized in the tables on the right.

Valuation of Western Mustang Holdings LLC

Selected Public Company Analysis July 17, 2009

[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]

[illegible]

Selected Public Company Analysis - Mustang Capital Advisors, LP Managed Accounts

Metric	Public Company Range			Public Company Median	Selected Multiple Range			Company Performance [1]	Enterprise Value Range		
Assets Under Management [2]	0.45%	-	4.0[illegible]%	2.32%	1.00%	-	2.00%	$22,862	$229	-	$457
					Enterprise Value Range				$230	-	$455
					Plus: Cash				0	-	0
					Plus: Money Market Investments				125	-	125
					Less Other Liabilities				(2)	-	(2)
					Equity Value of Managed Accounts				$350	-	$580

[1] [illegible]

[2] [illegible]

DUFF & PHELPS

DRAFT

Summary of Mustang Capital Advisors, LP Managed Accounts

Steps to Value Mustang Capital
Advisors, LP (continued)

Step II

Managed Accounts were valued on
the basis of multiples of AUM by
analyzing selected public company
asset managers.

Since WEST has a 50.5% ownership
interest in the General Partner of
Mustang Capital Advisors, we applied
multiples to 50.5% of the total
managed accounts assets under
management.

From this value, we added cash and
money market investments and
subtracted liabilities to arrive at an
equity value for the managed
accounts only.

The first table on the right
summarizes the selected public
company multiples.

The second table summarizes the
analysis of the managed accounts.

Valuation of Western Mustang Holdings LLC (continued)

Mustang Capital Advisors, LP - Valuation Summary [1]			
($000s)	Indicated Value Range		
Mustang Capital Partners I, LP (2.11% economic ownership of underlying securities) [2]	$125	$125	$125
Mustang Capital Partners II, LP (2.11% economic ownership of underlying securities) [2]	45	45	45
Managed Accounts	350	465	580
Net Asset Value - Mustang Capital Advisors, LP	$520	$635	$750

[1] On July 9, 2008, Western Sizzlin paid $1.25 million to acquire a 50.5% ownership in Mustang Capital Advisors, LP. The purchase price consisted of $300,000 in cash, $90,892 in transaction costs and 54,563 shares of WEST at a per share price of $15.68.

DUFF & PHELPS

DRAFT

Summary of Mustang Capital Advisors, LP

Valuation of Western Mustang Holdings LLC (continued)

The General Partner of Mustang
Capital Advisors, LP has an economic
ownership of underlying securities of
4.18%. WEST has a 50.5% ownership
interest in the General Partner,
which equates to a 2.11% underlying
economic ownership of the
securities.

Thus, the values of Mustang Capital
Partners I, LP and Mustang Capital
Partners II, LP attributable to WEST is
2.11% of the mark-to-market value of
the underlying securities.

As shown in the table on the right, the
value range of Mustang Capital
Advisors, LP is $520,000 to $750,000.

V.                         Conclusion

Equity Valuation Summary			
($000s)	Indicative Value Range		
Discounted Cash Flow Analysis	$10,600	$11,100	$12,200
Selected Public Company Analysis	9,600	10,650	11,700
Enterprise Value Range of Restaurant Operations	**$10,100**	**$10,900**	**$12,000**
Plus: Present Value of Proceeds from Joint Venture Payout	432	432	432
Plus: Marketable Securities	1,089	1,089	1,089
Plus: Value of Western Properties, Inc.	3,830	4,310	4,790
Plus: Net Asset Value of Western Investments, Inc.	13,807	13,807	13,807
Plus: Net Asset Value of Western Mustang Holdings LLC	520	635	750
Plus: Cash [1]	1,241	1,241	1,241
Plus: Notes Receivable [1]	628	628	628
Plus: PV of Tax Benefit of Amortization	–	188	375
Plus: PV of NOL Tax Benefit	–	217	433
Less: Total Debt [1]	(3,074)	(3,074)	(3,074)
Less: Linnartz Purchase Obligation [2]	(479)	(479)	(479)
Aggregate Equity Value (rounded)	$28,000	$30,000	$32,000
Shares Outstanding (in 000s as of 6.30.2009) [3]		**2,833**	
Equity Value per Share	$9.90	$10.60	$11.30
Value of Synergies	**4,100**	**4,600**	**5,100**
Value of Synergies per Share	**$1.45**	**$1.62**	**$1.80**
Equity Value (plus Synergies) per Share	$11.30	$12.20	$13.10

[1] Balance as of 6.30.2009.

[2] Represents the cash portion of the Linnartz Purchase Obligation that was created from the acquisition of Mustang Capital Advisors, LP and is a liability of WEST.

[3] Fully diluted shares outstanding as of 6.30.2009.

DUFF & PHELPS

DRAFT

Valuation Conclusion Summary

Conclusion

As shown in the table on the
right, we conclude that the range
of stock prices for Western Sizzlin
Corporation is  $9.90 to $11.30
per share excluding synergies and
$11.30 to $13.10 per share
including synergies.